FOR IMMEDIATE RELEASE


                 JOURNAL COMMUNICATIONS INITIAL PUBLIC OFFERING
                           PRICED AT $15.00 PER SHARE


Milwaukee, WI - September 23, 2003 - Journal Communications (NYSE:JRN) priced its initial public offering of 17,250,000 shares of its Class A Common Stock at $15.00 per share. A selling shareholder is offering 396,000 of the 17,250,000 shares to be sold in the offering.

Journal Communications has granted the underwriters the right to purchase up to an additional 2,587,500 shares to cover over-allotments.

Journal Communications plans to use the net proceeds of the offering, plus borrowings under its new credit facility, to fund a tender offer for a portion of the company's shares of Class B Common Stock.

Morgan Stanley and Robert W. Baird & Co. served as the lead managers of the offering. A prospectus may be obtained from Morgan Stanley, 1585 Broadway, New York, NY 10036, or Robert W. Baird & Co., 777 East Wisconsin Avenue, Milwaukee, WI 53202.

Journal Communications is a diversified media and communications company with operations in newspaper publishing, radio and television broadcasting, telecommunications and printing services. In addition, the company operates a label printing business and a direct marketing services business.

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Contact:

Brian Faw/Jessica Liddell
The Abernathy MacGregor Group
Office: 212-371-5999
Mobile: 917-860-8372